Exhibit 10.20

AMENDMENT TO THE EMPLOYMENT AGREEMENT

BETWEEN STEVEN E. BRADY

OCEAN CITY HOME BANK

AND

OCEAN SHORE HOLDING CO.

WHEREAS, Steven E. Brady (the “Executive”) has entered into an employment agreement with Ocean City Home Bank (the “Bank”) and Ocean Shore Holding Co. (the “Company”) effective December 21, 2004 (the “Agreement”); and

WHEREAS, the Bank and the Executive desire to amend the Agreement to clarify the scope of the Executive’s health benefit coverage following his termination of employment; and

WHEREAS, the Agreement provides that the Agreement may be amended or modified by means of a written instrument signed by the parties;

NOW, THEREFORE, the Bank, the Company and the Executive hereby agree to amend the Agreement as follows:

Effective as of January 1, 2007, the following new Section 28 shall be added to the Agreement:

“28. Post-Termination Health Insurance Coverage. The Bank agrees that, upon the Executive’s termination of employment at or after attaining age 60 for any reason (other than for Cause), the Bank will continue health insurance coverage (as the same may be in effect from time to time for employees of the Bank) for the Executive and his spouse at the Bank’s expense through the date that each of the Executive and his spouse attain age 65. Thereafter, the Bank shall fund the cost of Medicare supplement coverage for the Executive and his spouse for the remainder of their respective lives. The Executive’s death at or after attaining age 60 shall not affect the entitlement of his spouse to receive the benefits described in this Section 28.”

IN WITNESS WHEREOF, the Bank has caused this Amendment to the Agreement to be executed by its duly authorized officer, and Executive has signed this Amendment, on the 20th day of December, 2006.

ATTEST:	OCEAN CITY HOME BANK

/s/ Kim M. Davidson	/s/ Robert A. Previti, Ed. D.
Kim M. Davidson	Robert A. Previti, Ed. D.
For the Board of Directors

WITNESS:	EXECUTIVE

/s/ Kim M. Davidson	/s/ Steven E. Brady
Kim M. Davidson	Steven E. Brady